Exhibit 99.1

News Release
NYSE: WMB

Date:	May 12, 2009
Williams to Highlight Company’s Strategy, Outlook During Analyst Day
Company Also Reports Total Proved, Probable and Possible Reserves Increase 14% to 13 Tcfe
          TULSA, Okla. – Williams (NYSE: WMB) today will host an Analyst Day that will include in-depth presentations and discussions on the company’s natural gas businesses. Some of the presentation topics will include:
•	In-depth strategy sessions on the Williams’ exploration and production, midstream and gas pipeline businesses

•	the company’s long-term perspective on natural gas and natural gas liquids markets

•	Details on key growth initiatives coming on line this year, as well as emerging opportunities for 2010 and beyond

•	Strategy and outlook for the master limited partnerships Williams Partners L.P. (NYSE: WPZ) and Williams Pipeline Partners L.P. (NYSE: WMZ)
          Williams also is announcing it has increased its total proved, probable and possible reserves to an estimated 13 trillion cubic feet equivalent (Tcfe). The year-end 2008 total is an increase of 14 percent from the year-end 2007 estimate of 11.4 Tcfe, after the company produced 0.406 Tcfe in 2008. Total reserves are comprised of primarily domestic interests.
          Presenters for Analyst Day will include Steve Malcolm, chairman, president and chief executive officer; Don Chappel, chief financial officer; Ralph Hill, president of Williams’ exploration and production business; Alan Armstrong, president of Williams’ midstream business; Phil Wright, president of Williams’ gas pipeline business; and many other members of the company’s management.
          The Analyst Day presentations will begin at 8:30 a.m. EDT, with the Williams-focused presentations in the morning.  The Williams Partners and Williams Pipeline Partners presentations will be in the afternoon.
          The presentation slides for Williams, Williams Partners and Williams Pipeline Partners are available for viewing, downloading and printing at www.williams.com, www.williamslp.com and www.williamspipelinepartners.com, respectively. The full day of presentations will be broadcast live on all three Web sites. A replay of the Analyst Day webcast will be available for two weeks following the event.
About Williams (NYSE: WMB)

Williams, through its subsidiaries, finds, produces, gathers, processes and transports natural gas.  Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, and Eastern Seaboard. More information is available at http://www.williams.com. Go to http://www.b2i.us/irpass.asp?BzID=630&to=ea&s=0 to join our e-mail list.

Contact:	Jeff Pounds
Williams (media relations)
(918) 573-3332

Richard George
Williams (investor relations)
(918) 573-3679
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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.
In regard to the company’s reserves in Exploration & Production, the SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves. We have used certain terms in this press release such as “probable” reserves and “possible” reserves that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. The SEC defines proved reserves as estimated hydrocarbon quantities that geological and engineering data demonstrate with reasonable certainty to be recoverable in the future from known reservoirs under the assumed economic conditions. Probable and possible reserves are estimates of potential reserves that are made using accepted geological and engineering analytical techniques, but which are estimated with reduced levels of certainty than for proved reserves. Generally under such techniques, probable reserve estimates are more than 50% certain and possible reserve estimates are less than 50% but more than 10% certain.